Exhibit 99.1
NEWS RELEASE

Contact: Bob G. Alexander

FOR IMMEDIATE RELEASE

(OTC BULLETIN BOARD: NEGI)

NATIONAL ENERGY GROUP, INC. ANNOUNCES BOARD OF DIRECTORS’ DECISION TO LIQUIDATE AND DISSOLVE THE COMPANY

DALLAS, TX — November 12, 2007 — National Energy Group, Inc. (“NEGI” or the “Company”) (OTC Bulletin Board: NEGI) today announced that the Company’s Board of Directors determined, in its best business judgment after consideration of all strategic options available to the Company, that it is in the best interests of the Company’s shareholders to liquidate all of the Company’s assets and to dissolve the Company. The Company’s Board of Directors approved the dissolution of NEGI and the Plan of Complete Dissolution and Liquidation (the “Plan”), subject to required shareholder approval. The Company intends to hold a special meeting of the Company’s shareholders (the “Meeting”) to seek approval of the Plan and the dissolution of the Company. The Company will announce the timing of the Meeting and set a record date for the shares entitled to vote at the Meeting after the Securities and Exchange Commission has completed its review of the related proxy materials that the Company intends to file in the near future.

Following shareholder approval of the Company’s dissolution pursuant to the Plan, the Board of Directors expects to carry out an orderly disposition of the Company’s assets and liabilities and then declare a cash distribution to the Company’s shareholders.

Background and Reason for the Dissolution

On November 21, 2006, NEGI completed the sale of its non-controlling 50% membership interest in NEG Holding LLC to NEG Oil & Gas, LLC, paid its debt obligations in full, terminated its management agreements with NEG Operating LLC, National Onshore LP and National Offshore LP and terminated the employment of the majority of its employees. Subsequent to November 21, 2006, NEGI has no business operations and its principal assets consist of cash and short-term investment balances.

The Company’s Board of Directors has considered at length the appropriate application of the Company’s remaining cash and short-term investment balances, including but not limited to the possible acquisition of producing oil and gas properties and related businesses and assets or the equity in another entity which owns such properties, businesses and assets. The Company’s Board of Directors concluded that the distribution of the Company’s assets in a liquidation was in the best interests of the Company’s shareholders when compared to other alternatives.

Forward Looking Statements

This press release may contain projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any such projections or statements reflect the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ materially from those projected is included in the Company’s periodic reports filed with the Securities and Exchange Commission from time to time.